UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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Bionano Genomics, Inc.
(Name of Registrant as Specified In Its Charter)
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BIONANO GENOMICS, INC.
9540 Towne Centre Drive, Suite 100
San Diego, CA 92121

SUPPLEMENT TO PROXY STATEMENT FOR SPECIAL MEETING OF STOCKHOLDERS

On August 31, 2020, Bionano Genomics, Inc. issued a press release (the “Press Release”) related to Proposal 1 as described in the Definitive Proxy Statement (the “Proxy Statement”) for its Special Meeting of Stockholders (the “Special Meeting”), which was held on August 31, 2020 at 10:00 a.m. Pacific Time. As announced during the Special Meeting, the Special Meeting was partially adjourned with respect to Proposal 1 and will reconvene at 10:00 a.m. Pacific Time on September 29, 2020. A copy of the Proxy Statement was filed with the Securities and Exchange Commission on August 3, 2020. A copy of the Press Release is set forth below.

THIS SUPPLEMENT, INCLUDING THE COPY OF THE PRESS RELEASE INCLUDED BELOW, SHOULD BE
READ IN CONJUNCTION WITH THE PROXY STATEMENT.

Bionano Genomics Announces Adjournment of Special Meeting of Stockholders to September 29, 2020

Special Meeting of Stockholders Adjourned to Allow Additional Time to Secure Sufficient Votes “For” Authorized Shares Increase Proposal

SAN DIEGO, August 31, 2020 – Bionano Genomics, Inc. (Nasdaq: BNGO) announced today that it has adjourned its Special Meeting of Stockholders held on August 31, 2020 to allow additional time to secure sufficient votes for its proposal to increase the number of its authorized shares. While approximately 75.6% of votes represented at the meeting were voted “For” the proposal, these votes represented only 47.5% of total shares outstanding as of the record date. Approval of the proposal requires the affirmative vote of a majority of total shares outstanding as of the record date.

The meeting will reconvene at 10 a.m. Pacific Time on September 29, 2020. Voting polls will remain open until 11:59 p.m. Eastern Time on September 28th, 2020. During this time, stockholders may vote their shares or change a previously cast vote. Stockholders who have already voted do not need to vote again.

Erik Holmlin, PhD, CEO of Bionano commented, “We are extremely grateful to our stockholders who made their voices heard through the voting process. However, only approximately 62.7% of our shares were voted at the meeting, and we were short by approximately 3.4 million votes. We have adjourned the meeting to allow time for increased stockholder participation. In addition, stockholders as of the record date who have voted and wish to change their vote may do so.

“Increasing the number of authorized shares remains imperative. We have only approximately 11.2 million authorized shares available for issuance following the adoption of our inducement plan, adopted primarily to enable us to recruit new employees. We believe this number is insufficient, in particular to meet our needs for future financings and strategic transactions. Without the authorized shares increase, we will be unable to meaningfully utilize our at-the-market sales facility or capitalize on future opportunities to raise additional equity financing. While we continue to believe our current cash and cash equivalents are sufficient to fund our operations into the first quarter of 2021, we believe pursuing the authorized shares increase now represents a prudent and appropriate strategic practice utilized by many companies in our industry.

“For this reason, we ask that you vote ‘For’ the proposal. If you have not yet voted your shares, we encourage you to vote ‘For’ the proposal. If you have voted against this proposal, you can change your vote, and we ask that you consider our urgent need. As always, we are grateful to all the stockholders for their participation and for reaching out to us directly.”

If you would like to discuss the proposal or have any questions regarding the proxy statement for the special meeting, you may contact the Company’s proxy solicitor, Morrow Sodali LLC at (203) 561 – 6945.

About Bionano Genomics

Bionano is a genome analysis company providing tools and services based on its Saphyr system to scientists and clinicians conducting genetic research and patient testing, and providing diagnostic testing for those with autism spectrum disorder (ASD) and other neurodevelopmental disabilities through its Lineagen business. Bionano’s Saphyr system is a platform for ultra-sensitive and ultra-specific structural variation detection that enables researchers and clinicians to accelerate the search for new diagnostics and therapeutic targets and to streamline the study of changes in chromosomes, which is known as cytogenetics. The Saphyr system is comprised of an instrument, chip consumables, reagents and a suite of data analysis tools, and genome analysis services to provide access to data generated by the Saphyr system for researchers who prefer not to adopt the Saphyr system in their labs. Lineagen has been providing genetic testing services to families and their healthcare providers for over nine years and has performed over 65,000 tests for those with neurodevelopmental concerns. For more information, visit www.bionanogenomics.com or www.lineagen.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “may,” “will,” “expect,” “plan,” “anticipate,” “estimate,” “intend” and similar expressions (as well as other words or expressions referencing future events, conditions or circumstances) convey uncertainty of future events or outcomes and are intended to identify these forward-looking statements. Forward-looking statements include statements regarding our intentions, beliefs, projections, outlook, analyses or current expectations concerning, among other things, the need for an increase in authorized shares of common stock and the potential negative impacts to the company if the corresponding proposal is not approved. Each of these forward-looking statements involves risks and uncertainties. Actual results or developments may differ materially from those projected or implied in these forward-looking statements. Factors that may cause such a difference include the risks and uncertainties associated with: the impact of the COVID-19 pandemic on our business and the global economy; general market conditions; changes in the competitive landscape and the introduction of competitive products; changes in our strategic and commercial plans; our ability to obtain sufficient financing to fund our strategic plans and commercialization efforts; the loss of key members of management and our commercial team; and the risks and uncertainties associated with our business and financial condition in general, including the risks and uncertainties described in our filings with the Securities and Exchange Commission, including, without limitation, our Annual Report on Form 10-K for the year ended December 31, 2019 and in other filings subsequently made by us with the Securities and Exchange Commission. All forward-looking statements contained in this press release speak only as of the date on which they were made and are based on management’s assumptions and estimates as of such date. We do not undertake any obligation to publicly update any forward-looking statements, whether as a result of the receipt of new information, the occurrence of future events or otherwise.

CONTACTS

Company Contact:
Erik Holmlin, CEO
Bionano Genomics, Inc.
+1 (858) 888-7610
eholmlin@bionanogenomics.com

Investor Relations Contact:
Ashley R. Robinson
LifeSci Advisors, LLC
+1 (617) 430-7577
arr@lifesciadvisors.com

Media Contact:
Darren Opland, PhD
+1 (617) 733-7668
darren@lifescicomms.com